Exhibit 99.1
Investors & Reporters May Contact:
Joe Sorice
Manager, Investor Relations
(770) 418-8211
ir@asburyauto.com

Asbury Automotive Group, Inc. Announces Appointment of
Nathan Briesemeister as Vice President, Chief Accounting Officer & Controller

DULUTH, GA, November 7, 2022 - Asbury Automotive Group, Inc. (NYSE: ABG) (“Asbury” or the “Company”), one of the largest automotive retail and service companies in the U.S., announced that Nathan Briesemeister joined the Company as its Vice President, Chief Accounting Officer & Controller effective November 7, 2022.
“I am very excited to have Nathan join the Asbury Team. Nathan’s experience will be a tremendous asset as we integrate our acquisitions and continue our 2025 growth plan” said Senior Vice President and Chief Financial Officer Michael Welch.
Mr. Briesemeister joins the Company from Global Payments Inc. (“GPN”), a NYSE-listed Fortune 500 multinational financial technology company, that provides payment technology and services to merchants, issuers and consumers, where he served as Senior Vice President and Corporate Controller since March 2020. From October 2017 until it was acquired by GPN in September 2019, Mr. Briesemeister served as Vice President, Finance & Accounting of Total Systems Services, Inc., a financial technology company. Mr. Briesemeister began his career at PricewaterhouseCoopers LLP in 1994 as a staff accountant and served in various positions of increasing responsibility including as a partner from July 2007 to June 2017. Mr. Briesemeister received his Bachelor of Business Administration in Accounting from Oglethorpe University and is a Certified Public Accountant in the State of Georgia.
About Asbury Automotive Group, Inc.
Asbury Automotive Group, Inc. ("Asbury"), a Fortune 500 company headquartered in Duluth, GA, is one of the largest automotive retailers in the U.S. Asbury currently operates 148 dealerships, consisting of 198 franchises, representing 31 domestic and foreign brands of vehicles. Asbury also operates seven stand-alone used vehicle stores, 34 collision repair centers, an auto auction, a used vehicle wholesale business and an F&I product provider. Asbury offers an extensive range of automotive products and services, including new and used vehicles; parts and service, which includes vehicle repair and maintenance services, replacement parts and collision repair services; and finance and insurance products, including arranging vehicle financing through third parties and aftermarket products, such as extended service contracts, guaranteed asset protection debt cancellation, and prepaid maintenance.
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